Rule 424B3
                                                              File No. 333-11687

                   SUPPLEMENT NO. ONE DATED NOVEMBER 14, 1997
                     TO PROSPECTUS DATED SEPTEMBER 30, 1996
                                  INACOM CORP.
            6% Convertible Subordinated Debentures due June 15, 2006


     All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Prospectus dated September 30, 1996, forming a part of the Registration Statement on Form S-3, File No. 333-11687. Any cross references in this Supplement refer to portions of the Prospectus.

     The information concerning the Selling Holders listed under "Selling Holders" in the Prospectus may change from time to time and will be set forth in supplements, such as this Prospectus Supplement.

     The purpose of this Supplement is to add additional Selling Holders as of November 14, 1997. The following table sets forth the name of each additional Selling Holder and (i) the amount of Debentures owned by each additional Selling Holder as of November 14, 1997 and (ii) the number of shares of Common Stock which may be offered for the account of such Selling Holder under the Prospectus.

                              Aggregate Principal           Number of Shares
                              Amount of Debentures           of Common Stock
                                That May Be Sold            That May Be Sold*


McMahan Securities Co., L.P.     $        400,000                   16,667
Shepherd Investments             $      7,635,000                  318,125
  International, Ltd.
Reliant Trading                  $      5,384,000                  224,334


*Assumes a conversion price of $24.00 per share.

         The Company may from time to time, in accordance with the Registration Rights Agreement, include additional Selling Holders in future supplements to the Prospectus.


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